Exhibit 99.1

VOICE MOBILITY CLOSES FINANCING

VANCOUVER, BC, CANADA – August 19, 2005 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced it has closed a private placement of 140,000 units at a purchase price of Cdn$1.00 per unit for aggregate gross proceeds to the Company of Cdn$140,000. This placement concludes the earlier private placement announced June 27, 2005.

Each unit consists of one common share in the capital of the Company and one-half of one share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one common share at the price of Cdn$1.10 per share for a period of three years from the closing of the private placement. Cdn$11,200 was paid in cash to a finder.

The shares and warrants issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000